EXHIBIT 99.2
Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Vitesse Semiconductor Corporation
Camarillo, California
We have audited the accompanying consolidated balance sheets of Vitesse Semiconductor Corporation (Company) as of September 30, 2014 and 2013 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended September 30, 2014. In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in the accompanying index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vitesse Semiconductor Corporation at September 30, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2014, in conformity with accounting principles generally accepted in the United States of America.
Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP
Los Angeles, California
December 4, 2014

VITESSE SEMICONDUCTOR CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30, 2014	September 30, 2013
	(in thousands, except par value)
ASSETS
Current assets:
Cash	$71,903	$68,863
Accounts receivable	10,850	9,807
Inventories	12,792	10,692
Restricted cash	794	101
Prepaid expenses and other current assets	1,047	1,796
Total current assets	97,386	91,259
Property, plant and equipment, net	2,858	3,107
Other intangible assets, net	1,476	1,170
Other assets	3,104	3,425
	$104,824	$98,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,814	$7,436
Accrued expenses and other current liabilities	12,472	12,245
Current portion of debt, net	32,727	—
Deferred revenue	4,902	2,215
Total current liabilities	56,915	21,896
Other long-term liabilities	234	407
Long-term debt, net	16,417	16,366
Convertible subordinated debt, net	—	44,384
Total liabilities	73,566	83,053
Commitments and contingencies, See notes 11 and 12
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 67,703 and 57,545 shares outstanding at September 30, 2014 and 2013, respectively	677	575
Additional paid-in-capital	1,924,984	1,891,661
Accumulated deficit	(1,894,403)	(1,876,328)
Total stockholders’ equity	31,258	15,908
	$104,824	$98,961

See accompanying notes to consolidated financial statements.

VITESSE SEMICONDUCTOR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2014	2013	2012
	(in thousands, except per share data)
Net revenues:
Product revenues	$102,751	$101,334	$109,920
Intellectual property revenues	5,746	2,439	9,563
Net revenues	108,497	103,773	119,483
Costs and expenses:
Cost of product revenues	44,480	46,763	46,407
Engineering, research and development	42,450	41,927	42,713
Selling, general and administrative	30,981	30,210	29,822
Restructuring and impairment	—	—	(1,424)
Amortization of intangible assets	360	347	330
Costs and expenses	118,271	119,247	117,848
(Loss) income from operations	(9,774)	(15,474)	1,635
Other expense (income):
Interest expense, net	6,227	7,916	7,778
Gain on compound embedded derivative	—	(803)	(4,897)
Loss on extinguishment of debt	1,594	—	—
Other expense, net	139	39	40
Other expense, net	7,960	7,152	2,921
Loss before income tax expense (benefit)	(17,734)	(22,626)	(1,286)
Income tax expense (benefit)	341	(548)	(174)
Net loss	$(18,075)	$(22,078)	$(1,112)
Net loss per common share - basic and diluted	$(0.30)	$(0.55)	$(0.04)
Weighted average common shares outstanding - basic and diluted	60,887	40,311	25,121

See accompanying notes to consolidated financial statements.

VITESSE SEMICONDUCTOR CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Vitesse Semiconductor Corporation Stockholders' Equity (Deficit)
(in thousands)	Shares	Amount	Shares	Amount
Balance at September 30, 2011	135	$1	24,471	$245	$1,824,433	$(1,853,138)	$(28,459)
Net loss	—	—	—	—	—	(1,112)	(1,112)
Compensation expense related to stock options, awards and employee stock purchase plan	—	—	—	—	4,442	—	4,442
Issuance of common stock upon exercise of stock options	—	—	6	—	16	—	16
Issuance of shares under employee stock purchase plan	—	—	821	8	1,729	—	1,737
Release of restricted stock units	—	—	721	7	(7)	—	—
Repurchase and retirement of restricted stock units for payroll taxes	—	—	(207)	(2)	(637)	—	(639)
Balance at September 30, 2012	135	1	25,812	258	1,829,976	(1,854,250)	(24,015)
Net loss	—	—	—	—	—	(22,078)	(22,078)
Compensation expense related to stock options, awards and employee stock purchase plan	—	—	—	—	4,396	—	4,396
Issuance of common stock upon exercise of stock options	—	—	9	—	20	—	20
Issuance of shares under employee stock purchase plan	—	—	953	9	1,657	—	1,666
Issuance of common stock, net of offering costs	—	—	29,371	294	54,147	—	54,441
Conversion of Series B Preferred Shares	(135)	(1)	674	7	(6)	—	—
Release of restricted stock units	—	—	1,045	10	(10)	—	—
Repurchase and retirement of restricted stock units for payroll taxes	—	—	(319)	(3)	(615)	—	(618)
Reclassification of compound embedded derivative liability to additional paid-in-capital	—	—	—	—	2,096	—	2,096
Balance at September 30, 2013	—	—	57,545	575	1,891,661	(1,876,328)	15,908
Net loss	—	—	—	—	—	(18,075)	(18,075)
Compensation expense related to stock options, awards and employee stock purchase plan	—	—	—	—	6,075	—	6,075
Issuance of common stock upon exercise of stock options	—	—	52	1	121	—	122
Issuance of shares under employee stock purchase plan	—	—	722	7	1,808	—	1,815
Issuance of common stock, net of offering costs	—	—	8,582	86	26,519	—	26,605
Release of restricted stock units	—	—	1,183	12	(12)	—	—
Repurchase and retirement of restricted stock units for payroll taxes	—	—	(381)	(4)	(1,250)	—	(1,254)
Other	—	—	—	—	62	—	62
Balance at September 30, 2014	—	$—	67,703	$677	$1,924,984	$(1,894,403)	$31,258

See accompanying notes to consolidated financial statements.

VITESSE SEMICONDUCTOR CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Cash flows (used in) provided by operating activities:
Net loss	$(18,075)	$(22,078)	$(1,112)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,041	2,375	2,963
Stock-based compensation	6,075	4,396	4,442
Change in fair value of compound embedded derivative liability	—	(803)	(4,897)
Deferred income taxes	(15)	156	(1,537)
Restructuring charges	—	—	(1,424)
Loss on asset impairment	—	—	1,324
Gain on disposal of assets	(131)	(153)	—
Loss on extinguishment of debt, net	1,594	—	—
Amortization of debt issuance costs	190	272	272
Amortization of debt discounts	1,806	2,552	2,363
Accretion of debt premiums	(15)	(171)	(157)
Change in operating assets and liabilities:
Accounts receivable	(1,043)	(404)	188
Inventories	(2,100)	1,368	8,797
Prepaids and other assets	601	535	739
Accounts payable	(673)	1,710	528
Accrued expenses and other current liabilities	112	(218)	(2,410)
Deferred revenue	2,687	1,344	(3,007)
Net cash (used in) provided by operating activities	(6,946)	(9,119)	7,072
Cash flows used in investing activities:
Capital expenditures	(1,484)	(1,306)	(808)
Payments under licensing agreements	(510)	(342)	(867)
Proceeds from sale of fixed assets	183	156	73
Net cash used in investing activities	(1,811)	(1,492)	(1,602)
Cash flows provided by financing activities:
Proceeds from the exercise of stock options and issuances of shares under the employee stock purchase plan	1,937	1,686	1,753
Net proceeds from the sale of common stock	26,656	54,520	—
Repurchase of convertible subordinated debentures	(14,606)	—	—
Consent fee on amendment of credit agreement	(308)	—	—
Cash restricted under credit agreement	(687)	—	—
Prepayment fee on senior debt	—	—	—
Repurchase and retirement of restricted stock units for payroll taxes	(1,254)	(618)	(639)
Other	59	(5)	(11)
Net cash provided by financing activities	11,797	55,583	1,103
Net increase in cash	3,040	44,972	6,573
Cash at beginning of year	68,863	23,891	17,318
Cash at end of year	$71,903	$68,863	$23,891
Supplemental disclosure of non-cash transactions:
Cash paid (refunded) during the fiscal year for:
Interest	$4,861	$5,323	$5,341
Income taxes	(20)	(1,245)	1,440
Non cash investing and financing activities:
Common stock issued in exchange for Series B Preferred Shares	—	7	—
Equity offering costs incurred but not paid	51	79	—
Licensing agreement obligation incurred but not paid	156	—	—
Reclassification of compound embedded derivative liability to additional paid-in-capital	—	2,096	—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Vitesse Semiconductor Corporation (“Vitesse,” the “Company,” “us,” “we” or “our”) is a leading supplier of high-performance integrated circuits (“ICs”), associated application and protocol software, and integrated turnkey systems solutions used primarily by manufacturers of networking systems for Carrier, Enterprise and Industrial Internet of Things (“IoT”) networking applications. With these solutions, we enable networking industries to transition from legacy networks to standards-based, ubiquitous ‘Ethernet Everywhere’ networking, starting from Enterprise networks and Carrier networks, and now penetrating Industrial-IoT networks.
Vitesse was incorporated in the state of Delaware in 1987. Our headquarters are located at 4721 Calle Carga, Camarillo, California, and our phone number is (805) 388-3700. Our stock trades on the NASDAQ Global Market under the ticker symbol VTSS.
Fiscal Year
Our fiscal year is October 1 through September 30.
Basis of Presentation
The accompanying consolidated financial statements are prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States of America (“GAAP”). Our reporting currency is the United States dollar. Our consolidated financial statements include the accounts of Vitesse and our subsidiaries. All inter-company accounts and transactions were eliminated in consolidation.
Reclassifications
Certain reclassifications have been made to prior fiscal year amounts and related footnotes to conform to current fiscal year presentation with no changes to stockholders’ equity (deficit) amounts or net loss for fiscal year 2013 or 2012.
Foreign Currency Translation
The functional currency of our foreign subsidiaries is the United States dollar; however, our foreign subsidiaries transact in local currencies. Consequently, assets and liabilities are translated into United States dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Foreign currency transaction and translation gains and losses are included in results of operations.
Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Management regularly evaluates estimates and assumptions related to revenue recognition, allowances for doubtful accounts, warranty reserves, inventory valuation reserves, stock-based compensation, compound embedded derivative valuation, purchased intangible asset valuations and useful lives, asset retirement obligations, and deferred income tax asset valuation allowances. These estimates and assumptions are based on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The actual results we experience may differ materially and adversely from our original estimates. To the extent there are material differences between the estimates and the actual results, our future results of operations will be affected.

Revenue Recognition
Product Revenues
In accordance with Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, we recognize product revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price to the customer is fixed or determinable; and (iv) collection of the sales price is reasonably assured. Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. Revenue recognition is deferred where the earnings process is incomplete.
A portion of our product sales is made through distributors under agreements allowing for pricing credits and/or right of return. Our past history with these pricing credits and/or right of return provisions prevent us from being able to reasonably estimate the final price of our inventory to be sold and the amount of inventory that could be returned pursuant to these agreements. As a result, the fixed and determinable revenue recognition criterion has not been met at the time we deliver products allowing for pricing credits or right of returns. Accordingly, product revenues from sales made through these distributors is not recognized until the distributors ship the product to their customers. We also maintain inventory, or hub, arrangements with certain customers. Pursuant to these arrangements, we deliver products to a customer or a designated third-party warehouse based upon the customer’s projected needs, but do not recognize revenue unless and until the customer reports that it has removed our product from the warehouse and taken title and risk of loss.
From time-to-time, we may ship goods to our distributors with no pricing credits and/or no or limited right of return. Under these circumstances, at the time of shipment, product prices are fixed or determinable and the amount of future returns and pricing allowances to be granted in the future can be reasonably estimated and are accrued. Accordingly, revenues are recorded net of these estimated amounts.
Intellectual Property Revenues
We derive intellectual property revenues from the sale and licensing of our intellectual property, maintenance and support and royalty revenues following the sale by our licensees of products incorporating the licensed technology. We enter into intellectual property licensing agreements that generally provide licensees the right to incorporate our intellectual property components in their products with terms and conditions that vary by licensee. Our intellectual property licensing agreements may include multiple elements with an intellectual property license bundled with support services. For such multiple element intellectual property licensing arrangements, we follow the guidance in ASC Topic 605-25, Multiple-Element Arrangements, to determine whether there is more than one unit of accounting.
We recognize revenue from the sale of patents when there is persuasive evidence of an arrangement, fees are fixed or determinable, delivery has occurred, and collectability is reasonably assured. All of the requirements are generally fulfilled upon execution of the patent sale arrangement.
License and contract revenues are recorded upon delivery of the technology when there is persuasive evidence of an arrangement, fees are fixed or determinable, delivery has occurred, and collectability is reasonably assured. The timing of delivery is dependent on, and varies with, the terms of each contract. Other than maintenance and support, there is no continuing obligation under these arrangements after delivery of the intellectual property. Deferred revenue is created when we bill a customer in accordance with a contract prior to having met the requirements for revenue recognition.
Certain of our agreements may contain support obligations. Under such agreements we provide unspecified fixes and technical support. No other upgrades, products, or post-contract support are provided. These arrangements may be renewable annually by the customer. Support revenues are recognized ratably over the period during which the obligation exists, typically 12 months or less.
We recognize royalty revenues in the period in which the licensee reports shipment of products incorporating our intellectual property components. Royalties are calculated on a per unit basis, as specified in our agreement with the licensee. We may, at our discretion and in accordance with our agreements, engage a third-party to perform royalty audits of our licensees. Any correction of royalties previously reported would occur when the results are resolved.
For multiple-element arrangements, we allocate revenue to all deliverables based on their relative selling prices. In such circumstances, we use a hierarchy to determine the selling price to be used for allocating revenues to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”); (ii) third-party evidence of selling price (“TPE”); and (iii) best estimate of the selling price (“ESP”). VSOE generally exists only when we sell the deliverable separately and revenue is the price actually charged by us for that deliverable. Generally, we are not able to determine TPE because our licensing arrangements differ from that of our peers. We have concluded that no VSOE or TPE exists because it is rare that either we or our competitors sell the deliverables on a stand-alone basis. ESPs reflect our best estimate of what the selling prices of the elements would be if they were sold regularly on a stand-alone basis. While changes in the allocation of the estimated sales price between the units of accounting will not affect the amount of total revenue recognized for a particular sales arrangement, any material changes in these allocations could impact the timing of revenue recognition, which could affect our results of operations.
In determining ESPs, we apply significant judgment as we weigh a variety of factors, based on the facts and circumstances of the arrangement. The facts and circumstances we may consider include, but are not limited to, prices charged for similar offerings, if any, our historical pricing practices as well as the nature and complexity of different technologies being licensed, geographies and the number of uses allowed for a given license.
Shipping and Handling Fees and Costs
Amounts billed to customers for shipping and handling is presented in product revenues. Costs incurred for shipping and handling are included in cost of revenues.
Engineering, Research and Development Costs
Engineering, research and development (“R&D”) costs are expensed when incurred. R&D expenses consist primarily of compensation expenses for employees and contractors engaged in research, design and development activities. R&D expenses also include costs of mask tooling, which we fully expense in the period, electronic design automation tools, software licensing contracts, subcontracting and fabrication, depreciation and amortization, and overhead including facilities expenses.
Intellectual property purchased from third parties is capitalized and amortized over the useful life of the intellectual property.
Marketing Costs
All of the costs related to marketing and advertising our products are expensed as incurred or at the time the marketing takes place.
Stock‑Based Compensation
ASC Topic 718, Compensation-Stock Compensation (“ASC 718”) requires that all stock‑based payments to employees, including grants of employee stock options and employee stock purchase rights, to be recognized in the financial statements based on their respective grant date fair values. The benefits of tax deductions in excess of recognized compensation cost are required to be reported as a financing cash flow, rather than operating cash flow, as required under previous literature. It is also required to calculate the compensation cost of full-value awards such as restricted stock based on the market value of the underlying stock at the date of the grant. We estimate the expected life of a stock award as the period of time that the award is expected to be outstanding. Expected lives are estimated in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 107, as amended by SAB No. 110, which provides supplemental application guidance based on the views of the SEC. We are further required to estimate the fair value of stock‑based payment awards on the date of grant using an option‑pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. We estimate the fair value of each award as of the date of grant using the Black‑Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black‑Scholes model considers, among other factors, the expected life of the award and the expected volatility of our stock price. Although the Black‑Scholes model meets the accounting guidance requirements, the fair values generated by the model may not be indicative of the actual fair values of our awards, as it does not consider other factors important to those stock-based payment awards, such as continued employment, periodic vesting requirements, and limited transferability.
We have elected to recognize compensation expense for all stock‑based awards on a straight-line basis over the requisite service period for the entire award. The amount of compensation expense recognized through the end of each reporting period is equal to the portion of the grant-date value of the awards that have vested, or for partially vested awards, the value of the portion of the award that is ultimately expected to vest for which the requisite services have been provided.
Other Income, Net
Other income, net, consists of interest income, foreign exchange gains and losses and other non-operating gains and losses.

Income Taxes
We account for income taxes pursuant to the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not “more likely than not,” we establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we include an expense or benefit within the tax provision in the statement of operations. ASC Topic 740-10 prescribes a “more likely than not” recognition threshold and measurement analysis for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We recognize potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of operations as income tax expense.
Net Loss per Share
Basic and diluted net income and loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period.
For periods in which we report net income, the weighted average number of shares used to calculate diluted income per share is inclusive of common stock equivalents from unexercised stock options, restricted stock units, shares to be issued under our Employee Stock Purchase Plan (“ESPP”), convertible preferred stock, convertible subordinated debentures (“2014 Debentures”) and senior term B loan. Unexercised stock options, restricted stock units, and unvested shares to be issued under our ESPP, are considered to be common stock equivalents if, using the treasury stock method, they are determined to be dilutive.
Under the two-class method of determining earnings for each class of stock, we consider the dividend rights and participating rights in undistributed earnings for each class of stock. The allocation of undistributed earnings to preferred shares is equal to the amount of earnings per common share that would be distributed on an as-converted basis.
Risks and Uncertainties
Our future results of operations involve a number of risks and uncertainties. Factors that could affect our business or future results and cause actual results to vary materially from historical results include, but are not limited to, the highly cyclical nature of the semiconductor industry; our high fixed costs; declines in average selling prices; decisions by our IC manufacturer customers to curtail outsourcing; our substantial indebtedness; our ability to fund liquidity needs; our failure to maintain an effective system of internal controls; product return and liability risks; the absence of significant backlog in our business; our dependence on international operations and sales; proposed changes to United States tax laws; that our management information systems may prove inadequate; our ability to attract and retain qualified employees; difficulties consolidating and evolving our operational capabilities; our dependence on materials and equipment suppliers; our loss of customers; adverse tax consequences; the development of new proprietary technology and the enforcement of intellectual property rights by or against us; the complexity of packaging and test processes in our industry; competition; our need to comply with existing and future environmental regulations; and fire, flood or other calamity affecting us or others with whom we do business.
Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and accounts receivable. Cash consists of demand deposits maintained with several financial institutions, which often exceed Federal Deposit Insurance Corporation limits of $250,000. We have never experienced any losses related to these balances; however, our balances are significantly in excess of insured limits.
At September 30, 2014, there were two customers that accounted for 24.3% of accounts receivable. At September 30, 2013, there were two customers that accounted for 23.8% of accounts receivable. We believe that this concentration and the concentration of credit risk resulting from trade receivables owing from high-technology industry customers is substantially mitigated by our credit evaluation process, relatively short collection periods and maintaining an allowance for anticipated losses. We generally do not require collateral security for outstanding amounts.
We currently purchase wafers from a limited number of vendors. Additionally, since we do not maintain manufacturing facilities, we depend upon close relationships with contract manufacturers to assemble our products. We believe there are other vendors who can provide the same quality wafers at competitive prices and other contract manufacturers that can provide comparable services at competitive prices. We anticipate the continued use of a limited number of vendors and contract manufacturers in the near future. We are also dependent upon third parties for our probe testing. Under our fabless business model, our long-term revenue growth is dependent on our ability to obtain sufficient external manufacturing capacity, including wafer production capacity. We believe that in addition to the vendors currently utilized by us, other vendors would be able to provide these services.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoice amount and presented net of the allowance for doubtful accounts; they do not bear interest. We evaluate the collectability of accounts receivable at each balance sheet date using a combination of factors, such as historical experience, credit quality, age of the accounts receivable balances, and economic conditions that may affect a customer’s ability to pay. We include any accounts receivable balances that are determined to be uncollectible in the overall allowance for doubtful accounts using the specific identification method. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Our allowance for doubtful accounts was nil as of September 30, 2014 and 2013.
Inventories
Inventories are stated at lower of cost or market and consist of materials, labor and overhead. Inventory costs are determined using standard costs which approximate actual costs under the first-in, first-out method. Costs include the costs of purchased finished products, sorted wafers, and outsourced assembly, testing and internal overhead. We evaluate inventories for excess quantities and obsolescence. Our evaluation considers market and economic conditions; technology changes, new product introductions, and changes in strategic business direction; and requires estimates that may include elements that are uncertain. In order to state the inventory at lower of cost or market, we maintain reserves against individual stocking units. Inventory write-downs, once established, are not reversed until the related inventories have been sold or scrapped. If future demand or market conditions are less favorable than our projections, a write-down of inventory may be required, and would be reflected in cost of product revenues sold in the period the revision is made.
Property, Plant and Equipment
Property, plant and equipment are carried at cost less depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets’ remaining estimated useful lives, ranging from two to five years for machinery and equipment, including product tooling; and the shorter of lease terms or estimated useful lives for leasehold improvements. When property, plant and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains and losses from retirements and asset disposals are recorded in selling, general and administrative (“SG&A”) expenses.
We evaluate the recoverability of property, plant and equipment in accordance with ASC Topic 360, Property, Plant, and Equipment. We perform periodic reviews to determine whether facts and circumstances exist that would indicate that the carrying amounts of property, plant and equipment exceeds their fair values. If facts and circumstances indicate that the carrying amount of property, plant and equipment might not be fully recoverable, projected undiscounted net cash flows associated with the related asset or group of assets over their estimated remaining useful lives are compared against their respective carrying amounts. In the event that the projected undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values. All long-lived assets to be disposed of are reported at the lower of carrying amount or fair market value, less expected selling costs.
Intangible Assets
Our intangible assets consist primarily of technology licensing agreements with third-parties and are carried at cost less amortization. We account for intangible assets in accordance with ASC Topic 350, Intangibles - Goodwill and Other. We evaluate our finite-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an intangible asset or asset group may not be recoverable. The carrying value of an intangible asset or asset group is not recoverable if the amounts of undiscounted future cash flows the assets are expected to generate (including any net proceeds expected from the disposal of the asset) are less than its carrying value. When we identify that impairment has occurred, we reduce the carrying value of the asset to its comparable market value (if available and appropriate) or to its estimated fair value based on a discounted cash flow approach. Currently, we do not have goodwill or indefinite-lived intangible assets.

Fair Value
ASC Topic 820, Fair Value Measurements (“ASC 820”), establishes a framework for measuring fair value and requires disclosures about fair value measurement. ASC 820 emphasizes that a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 established the following fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs):
Level 1:  Observable inputs such as quoted prices for identical assets or liabilities in active markets;
Level 2:  Other inputs observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborate inputs; and
Level 3:  Unobservable inputs for which there is little or no market data and which requires the owner of the assets or liabilities to develop its own assumptions about how market participants would price these assets or liabilities.
Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.
Financial Instruments
ASC Topic 825, Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Our financial instruments include cash, accounts receivable, accounts payable, and accrued expenses. These financial instruments are stated at their carrying values, which are estimates of their fair values because of their nearness to cash settlement or the comparability of their terms to the terms we could obtain, for similar instruments, in the current market. Our debt instruments are included in current portion of debt, net, long-term debt, net, and convertible subordinated debt, net on our consolidated balance sheets.
Senior Term A Loan
At its inception, the fair value of our senior term A loan (the “Term A Loan”) was computed using a cash flow analysis in which the periodic cash coupon payments and the principal payment at maturity were discounted to the valuation date using an appropriate market discount rate. The discount rate was determined by analyzing the seniority and securitization of the instrument, our financial condition, and observing the quoted bond yields in the fixed income market as of the valuation date. The valuation was determined using Level 3 inputs.
Senior Term B Loan
At its inception, the fair value of our senior term B loan (“the Term B Loan”) was computed using a binomial-lattice model. The valuation was determined using Level 3 inputs. The valuation model combined expected cash outflows with market-based assumptions regarding risk-adjusted yields, stock price volatility, recent price quotes and trading information of our common stock into which the Term B Loan is convertible.
Convertible Subordinated Debt
The 2014 Debentures required bifurcation and accounting at fair value because the economic and contractual characteristics of the compound embedded derivative met the criteria for bifurcation and separate accounting due to the conversion price not being indexed to our own stock. The compound embedded derivative was comprised of the conversion option and a make-whole payment for foregone interest if the holder converted the debenture early. The make-whole payment for foregone interest expired October 30, 2012, and upon its expiration, the compound embedded derivative no longer met the criteria for bifurcation as all components of the conversion feature were indexed to our own common stock.
At its inception, the approximate fair value of the compound embedded derivative included in our 2014 Debentures was computed as the difference between the estimated value of the 2014 Debentures with and without the compound embedded derivative features. The fair value of the 2014 Debentures was estimated using a convertible bond valuation model within a binomial-lattice framework. These valuations were determined using Level 3 inputs. The valuation model combines expected cash outflows with market-based assumptions regarding risk-adjusted yields, stock price volatility, recent price quotes, and trading information of our common stock into which the 2014 Debentures are convertible. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement.

The compound embedded derivative was presented on the balance sheet at fair value and was marked-to-market, until the make-whole payment for foregone interest expired on October 30, 2012. The change in the fair value of the compound embedded derivative was a non-cash item primarily related to the change in price of the underlying common stock and is reflected in earnings.
The valuation methodologies we use as described above require considerable judgment and may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although we believe our valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Warranty
We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. We generally warrant our products against defects for one year from date of shipment, with certain exceptions in which the warranty period can extend to more than one year based on contractual agreements. A warranty reserve is recorded against revenues when products are shipped. At each reporting period, we adjust our reserve for warranty claims based on our actual warranty claims experience as a percentage of net revenues for the preceding 12 months and also consider the effect of known operational issues that may have an impact that differs from historical trends. Historically, our warranty returns have not been material.
Contingencies
We assess our exposure to loss contingencies, including environmental, legal and income tax matters, and provide an accrual for exposure if it is judged to be probable and reasonably estimable. If the actual loss from a loss contingency differs from management’s estimates, results of operations could be adjusted upward or downward.
Recent Accounting Pronouncements
In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of Unrecognized Tax Benefit When a Net Operating Loss Carryforward, A Similar Tax Loss, or a Tax Credit Carryforward Exists (A Consensus the FASB Emerging Issues Task Force). ASU 2013-11 provides guidance on financial statement presentation of unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The FASB’s objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. This amendment is effective for public entities for fiscal years beginning after December 15, 2013, and interim periods within those years. We do not expect the adoption of this standard to have a material impact on our unaudited consolidated financial position and results of operations.
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in fiscal year 2018.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard sets forth management’s responsibility to evaluate, each reporting period, whether there is substantial doubt about our ability to continue as a going concern, and if so, to provide related footnote disclosures. The standard is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. We are currently evaluating this new standard and after adoption, we will incorporate this guidance in our assessment of going concern.

NOTE 2—COMPUTATION OF NET LOSS PER SHARE
For fiscal years 2014, 2013 and 2012, we recorded a net loss. As such, all outstanding potential common shares were excluded from the diluted earnings per share computation.
The following potentially dilutive common shares are excluded from the computation of net loss per share.

	Outstanding as of September 30,
	2014	2013	2012
	(in thousands)
Outstanding stock options	2,940	2,089	1,813
Outstanding restricted stock units	2,328	2,021	1,686
Employee Stock Purchase Plan shares	491	368	506
Convertible preferred stock	—	—	674
2014 Debentures	7,298	10,332	10,332
Term B Loan	1,887	1,887	1,887
Total potential common shares excluded from calculation	14,944	16,697	16,898

NOTE 3-DETAILS OF CERTAIN FINANCIAL STATEMENT COMPONENTS
The following tables provide details of selected balance sheet items:

	September 30,
	2014	2013
	(in thousands)
Inventories:
Raw materials	$1,840	$1,220
Work-in-process	4,503	3,652
Finished goods	6,449	5,820
	$12,792	$10,692

	September 30,
	2014	2013
	(in thousands)
Property, Plant and Equipment, Net:
Machinery and equipment	$61,236	$77,865
Furniture and fixtures	505	704
Computer equipment	7,356	8,736
Leasehold improvements	1,829	3,163
Construction in progress	44	305
	70,970	90,773
Less: Accumulated depreciation	(68,112)	(87,666)
	$2,858	$3,107
Depreciation expense totaled $1.7 million, $2.0 million, and $2.6 million for fiscal years 2014, 2013 and 2012, respectively. We retired or otherwise disposed of property, plant and equipment with cost and accumulated depreciation of $21.1 million and $21.0 million, respectively, for fiscal year 2014, and with cost and accumulated depreciation of $3.8 million and $3.7 million for fiscal year 2013.

	September 30,
	2014	2013
	(in thousands)
Other Intangible Assets, Net:
Intellectual property and technology license agreements	$5,490	$4,824
Less: Accumulated amortization	(4,014)	(3,654)
	$1,476	$1,170
Intangible assets consisted primarily of technology licensing agreements with third-parties and acquired intellectual property. The weighted average period over which intangible assets acquired in fiscal years 2014 and 2013 are amortized is 6.48 years and 6.85 years, respectively.
The future amortization expense of amortizable intangible assets for the next five fiscal years is (in thousands): $372, $350, $245, $204, $168, and $137 in 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

	September 30,
	2014	2013
	(in thousands)
Other Assets:
Non-current portion of deferred tax asset, net	$1,288	$1,273
Restricted cash	1,500	1,500
Debt issue costs, net	8	287
Other	308	365
	$3,104	$3,425
Restricted cash consists of interest bearing certificates of deposit with a domestic bank collateralizing letters of credit and other commitments.

	September 30,
	2014	2013
	(in thousands)
Accrued Expenses and Other Current Liabilities:
Accrued software license agreements	$3,335	$3,526
Accrued vacation	2,580	2,442
Accrued wages and benefits	2,730	1,729
Interest payable	1,645	2,196
Accrued income taxes	408	332
Accrued warranty liability	52	60
Accrued other	1,722	1,960
	$12,472	$12,245

NOTE 4—DEBT

	September 30,
	2014	2013
	(in thousands)
Term A Loan, bearing interest at 9.0% and 10.5% as of September 30, 2014 and 2013, respectively, due August 2016	$7,791	$7,919
Term B Loan, convertible until October 31, 2014, bearing interest at 9.0% and 8.0% as of September 30, 2014 and 2013, respectively, due August 2016	8,626	8,444
Other	—	3
Long-term debt, net	16,417	16,366
2014 Debentures, convertible, 8.0% fixed-rate notes, due October 2014	32,727	44,384
Total debt, net	$49,144	$60,750

Additional information about our debt is as follows:

	Term A Loan	Term B Loan	2014 Debentures
	(in thousands)
Principal	$7,857	$9,342	$32,843
Unamortized debt discount	(66)	(716)	(116)
Carrying value	$7,791	$8,626	$32,727
Interest payable terms	Quarterly, in arrears	Quarterly, in arrears	Semi-annually, in arrears
Annual effective interest rate	9.5%	13.5%	12.2%
Conversion price per common share	n/a	$4.95	$4.50
Our long-term debt is comprised of our Term A Loan and our Term B Loan, which we collectively refer to as our “Term A and B Loans”. On November 5, 2013 we amended the credit agreements for the Term A and B Loans (the “Amendment”). The Amendment extends the maturity dates of our Term A and B Loans to August 31, 2016, and also provides that the Term A and B Loans each bear interest in cash at 9.0% per annum payable quarterly in arrears. In addition, the Amendment provides us with greater flexibility to sell assets and use the resulting proceeds for purposes other than repaying the Term A and B Loans after repayment of our 2014 Debentures.
Upon the occurrence of certain change in control events, the holders of the Term A and B Loans may require us to redeem all or a portion of the loans at 100% of the principal amount plus accrued and unpaid interest.
We have the right to optionally prepay the Term A and B Loans in whole or in part, at any time and from time to time, subject to the payment of a prepayment fee. The prepayment fee is 3% for prepayments made on or after October 30, 2014 but prior to October 30, 2015, and 2% for prepayment made on or after October 30, 2015. We are required to maintain an unrestricted cash balance of $8.0 million and achieve minimum quarterly revenues of $10.0 million. The Term A and B Loans are collateralized by substantially all of our assets.
The credit agreement for the Term A and B Loans provided the lenders with the right to convert the Term B Loan into shares of our common stock at a conversion price of $4.95 per share through October 30, 2014. At September 30, 2014, conversion of the outstanding principal amount of the Term B Loan would have resulted in the issuance of 1.9 million shares of common stock. On October 31, 2014, the conversion right expired unexercised.
In connection with Amendment, we paid the lenders a consent fee of $0.3 million and we repurchased $13.7 million principal amount of our 2014 Debentures at 107% of the principal amount thereof plus accrued interest. We recorded a loss on extinguishment of debt of $1.6 million due to the repurchase. After this transaction, $32.8 million principal amount of 2014 Debentures remained outstanding.
As of September 30, 2014, our current debt consisted of our 2014 Debentures. During fiscal year 2014, cash of $0.7 million was restricted for payment of the 2014 Debentures under the terms of the indenture following the sale of assets. At September 30, 2014, conversion of the outstanding principal amount of the 2014 Debentures would have resulted in the issuance of 7.3 million shares of common stock. We repaid the outstanding principal of $32.8 million of our 2014 Debentures, plus accrued interest, on October 30, 2014, the maturity date of the debentures.
The compound embedded derivative related to the 2014 Debentures, which expired October 30, 2012, was comprised of the conversion option and a make-whole payment for foregone interest if the holder converted the debenture early. Upon expiration of the make-whole payment for forgone interest, the compound embedded derivative no longer met the criteria for bifurcation as all components of the conversion feature were indexed to our own stock. A final valuation was completed on October 30, 2012. We recorded a gain of $0.8 million into earnings due to the change in value and reclassified the final liability value of $2.1 million, from other long-term liabilities, to equity.
The credit agreement for the Term A and B Loans provide for customary restrictions and limitations on our ability to incur indebtedness and liens on property, make restricted payments or investments, enter into mergers or consolidations, conduct asset sales, pay dividends or distributions and enter into specified transactions and activities, and also contain other customary default provisions. We were in compliance with all covenants as of September 30, 2014.

Debt Maturities
Principal maturity of our total aggregated outstanding debt is as follows:

Fiscal year	(in thousands)
2015	$32,843
2016	17,199
Total	$50,042
Except for required repurchases upon a change in control or in the event of certain asset sales, as described in the applicable credit agreements, we are not required to make any sinking fund or redemption payments with respect to this debt.
NOTE 5—FAIR VALUE MEASUREMENTS
We measure the fair value of our Term A and B Loans and 2014 Debentures, which are carried at amortized cost, on a quarterly basis for disclosure purposes. We use a binomial-lattice model to estimate fair values of these financial instruments. The key unobservable input utilized in the model for our Term B Loan and 2014 Debentures includes a discount rate of 4.0% and 3.3%, respectively. The estimated fair value of our Term A Loan is determined using Level 3 inputs based primarily on the comparability of its terms to the terms we could obtain, for similar instruments, in the current market.
The estimated fair values of our financial instruments are as follows:

	September 30,
	2014		2013
	Carrying value	Fair value	Carrying value	Fair value
	(in thousands)
Term A Loan	$7,791	$8,755	$7,919	$8,165
Term B Loan	8,626	10,245	8,444	9,781
2014 Debentures	32,727	33,040	44,384	49,282

NOTE 6-STOCKHOLDERS’ EQUITY
Authorized Capital Stock
We are authorized to issue up to 250 million shares of common stock, par value $0.01, per share, of which 9.2 million shares are reserved for future potential issuance upon conversion of debt, 8.4 million shares of common stock have been reserved for issuance under our stock compensation plans, and 3.0 million remaining shares of common stock are reserved for issuance under our ESPP.
We are authorized to issue up to 10 million shares of preferred stock, with a par value of $0.01 per share, none of which are outstanding.
In December 2012, we raised $17.1 million, net of offering costs of $1.6 million, from the registered public sale of 10,651,280 shares of common stock at $1.75 per share, which was a discount to the market price of our common stock.
In June 2013, we raised an additional $37.4 million, net of offering expenses of $2.8 million, from the registered public sale of 18,720,000 shares of common stock at $2.15 per share, which was a discount to the market price of our common stock.
In June 2014, we raised $26.6 million, net of offering expenses of $2.1 million, from the registered public sale of 8,582,076 shares of common stock at $3.35 per share.
NOTE 7—STOCK BASED COMPENSATION
Stock Options
We have in effect one stock incentive plan, the 2013 Incentive Plan (the “Plan”) under which non-qualified stock options and restricted stock units have been granted to employees and non-employee directors. Options generally expire 10 years from the date of grant.

The Compensation Committee of the Board of Directors determines the stock-based compensation grants. The exercise price of options is the closing price on the date the options are granted. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model.
Under the Plan, we have 1.9 million shares available for future grant as of September 30, 2014. The Plan permits the grant of stock options, stock appreciation rights, stock awards, performance awards, restricted stock and stock units, and other stock and cash-based awards. The Plan uses a “fungible share” concept, pursuant to which shares that are subject to appreciation awards (such as stock options and stock appreciation rights) are counted against the Plan share limit on a 1-for-1 basis for every such share subject to appreciation awards, and shares that are subject to full value awards (such as awards of stock, restricted stock and restricted stock units) are counted against the Plan share limit at a ratio of 1.5 shares for every share subject to the full value award.
As of September 30, 2014, none of our stock-based awards are classified as liabilities. We did not capitalize any stock-based compensation cost.
Compensation cost related to our Plan and ESPP is as follows:

	September 30,
	2014	2013	2012
	(in thousands)
Cost of revenues	$823	$617	$567
Engineering, research and development	2,248	1,616	1,530
Selling, general and administrative	3,004	2,163	2,345
Total stock-based compensation expense	$6,075	$4,396	$4,442
As of September 30, 2014, there was $6.0 million of unrecognized stock-based compensation expense related to non-vested stock options, restricted stock units, and our ESPP. The weighted average period over which the unearned stock-based compensation for stock options and restricted stock units is expected to be recognized is approximately 1.2 years and 1.6 years, respectively. An estimated forfeiture rate of 4.2% has been applied to all unvested options and restricted stock outstanding as of September 30, 2014. On a quarterly basis, we assess changes to our estimate of expected equity award forfeitures based on our review of recent forfeiture activity and expected future employee attrition. We recognize the effect of adjustments made to the forfeiture rates, if any, in the period that we change the forfeiture estimate. The effect of forfeiture adjustments in fiscal years 2014, 2013, and 2012 was not significant. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that we grant additional equity awards and our stock price increases.
Activity in stock option awards is as follows:

	Shares (in thousands)	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Options outstanding, September 30, 2011	1,699	$29.77	6.37	$—
Granted	401	2.55
Exercised	(6)	2.54		3
Cancelled or expired	(281)	76.87
Options outstanding, September 30, 2012	1,813	16.57	6.61	2
Granted	464	2.12
Exercised	(9)	2.24		6
Cancelled or expired	(179)	16.52
Options outstanding, September 30, 2013	2,089	13.43	6.67	591
Granted	1,014	2.53
Exercised	(52)	2.36		64
Cancelled or expired	(111)	76.55
Options outstanding, September 30, 2014	2,940	$7.46	7.00	$2,059
Options exercisable, September 30, 2014	1,633	$11.36	5.63	$668
This intrinsic value represents the excess of the fair market value of our common stock on the date of exercise over the exercise price of such options. The aggregate intrinsic values in the preceding table for the options outstanding represent the total pretax intrinsic value, based on our closing stock price of $3.60, $3.04, and $2.44 as of September 30, 2014, 2013 and 2012,

respectively, which would have been received by the option holders had those option holders exercised their in-the-money options as of those dates. There were 0.6 million in-the-money stock options that were exercisable as of September 30, 2014.
The fair value of stock‑based awards is estimated at the date of grant using the Black‑Scholes option valuation model; however, the value calculated using an option pricing model may not be indicative of the fair value observed in a willing buyer/willing seller market transaction, or actually realized by the employee upon exercise. Expected volatility used to estimate the fair value of options granted is based on the historical volatility of our common stock. The risk-free interest rate is based on the United States Treasury constant maturity rate for the expected life of the stock option. The expected life of a stock award is the period of time that the award is expected to be outstanding. Expected lives are estimated in accordance with SAB No. 107, as amended by SAB No. 110, which provides supplemental application guidance based on the views of the SEC.
The per share fair values of stock options granted in connection with stock incentive plans have been estimated using the following weighted average assumptions:

	September 30,
	2014	2013	2012
Expected life (in years)	5.79	5.66	6.61
Expected volatility:
Weighted-average	81.5%	82.0%	86.9%
Range	79.5% - 81.6%	79.8% - 82.1%	82.2% - 87.1%
Expected dividend	—	—	—
Risk-free interest rate	1.7% - 1.9%	0.9% - 1.7%	1.0% - 1.3%
The weighted average fair value at the date of grant of options granted in fiscal years 2014, 2013 and 2012 was $1.75, $1.44 and $1.80, respectively.
On December 10, 2013, we granted 500,000 market-based stock options at an exercise price of $2.53 to executive officers. The market-based options vest if either of the following conditions is met prior to December 10, 2018: (i) the closing price of our common stock equals or exceeds twice the exercise price of $2.53 for 30 consecutive trading days; or (ii) a change in control occurs where the Company’s stockholders receive in consideration of their shares of common stock cash or other consideration with a value at least equal to twice the exercise price of $2.53. We evaluate stock awards with market conditions as to the probability that the market conditions will be met and estimate the date at which the market conditions will be met in order to properly recognize stock-based compensation expense over the requisite service period. We used the following assumptions to estimate the fair value of the options: expected life of 1.3 years, expected volatility of 80.0%, a zero dividend rate, and a risk-free rate of 2.79%. The market-based options had a grant date per share fair value of $1.86.
The following table provides additional information in regards to options outstanding as of September 30, 2014:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding (in thousands)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable (in thousands)	Weighted Average Exercise Price
$2.10 - $2.26	424	8.43	$2.11	194	$2.10
2.53	987	9.19	2.53	116	2.53
2.54 - 4.36	743	6.74	3.45	542	3.49
4.60 - 47.20	589	4.83	7.84	583	7.87
48.00 - 145.40	197	0.43	57.56	198	57.56
$2.10 - $145.40	2,940	7.00	$7.46	1,633	$11.36
Restricted Stock Units
We grant restricted stock units to certain employees and to our non-employee directors. Grants vest over varying terms, to a maximum of four years from the date of the grant. Awards to non-employee directors upon their initial appointment or election to the board vest in installments of 33.3% each over the first three anniversaries of the grant date, and annual awards to non-employee directors vest 100% on the first anniversary of the grant date. Unvested restricted shares are forfeited if the recipient’s employment or board term terminates for any reason other than death, disability, or special circumstances as determined by the Compensation Committee of the Board of Directors.

Activity for our restricted stock award units is as follows:

	Restricted Stock Units (in thousands)	Weighted Average Grant-Date Fair Value per Share	Weighted average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Restricted stock units, September 30, 2011	1,296	$4.66	1.38	$3,823
Awarded	1,258	2.57
Released	(721)	3.99
Forfeited	(147)	3.48
Restricted stock units, September 30, 2012	1,686	3.49	1.09	4,113
Awarded	1,527	2.12
Released	(1,045)	3.19
Forfeited	(147)	2.88
Restricted stock units, September 30, 2013	2,021	2.65	1.13	6,143
Awarded	1,600	2.62
Released	(1,183)	2.69
Forfeited	(110)	2.60
Restricted stock units, September 30, 2014	2,328	$2.61	0.96	$8,380
The aggregate intrinsic values in the preceding table for the restricted stock units outstanding represent the total pretax intrinsic value, based on our closing stock price of $3.60, $3.04, and $2.44 as of September 30, 2014, 2013 and 2012, respectively. We issue restricted stock units as part of our equity incentive plans. For the years ended September 30, 2014, 2013, and 2012, the total grant date fair value of shares vested from restricted stock unit grants was $3.2 million, $3.3 million and $2.9 million, respectively. For the majority of restricted stock units granted, the number of shares issued on the date the restricted stock units vest is net of the minimum statutory withholding requirements that we pay in cash to the appropriate taxing authorities on behalf of our employees. The impact of such withholding totaled $1.3 million, $0.6 million and $0.6 million for each of the years ended September 30, 2014, 2013, and 2012, respectively, and was recorded as settlement on restricted stock tax withholding in the accompanying consolidated statements of stockholders’ equity (deficit). Although shares withheld are not issued, they are treated as common stock repurchases in our consolidated financial statements, as they reduce the number of shares that would have been issued upon vesting.
Employee Stock Purchase Plan
Pursuant to our ESPP, eligible employees may authorize payroll deductions of up to 15% of their regular base salary subject to certain limits to purchase shares at the lower of 85% of the fair market value of the common stock on the date of the commencement of the offering or on the last day of the 6-month offering period. During fiscal years 2014, 2013 and 2012, a total of 721,900, 952,516 and 821,470 shares, respectively, were purchased by and distributed to employees at a weighted average price of $2.50, $1.75 and $2.11 per share, respectively. At fiscal 2014 year-end, we had 3.0 million shares of our common stock reserved for future issuance under the plan. We recognized $0.6 million, $0.6 million and $0.6 million stock compensation expense under the ESPP during the fiscal years ended September 30, 2014, 2013 and 2012, respectively. We determine the fair value of the ESPP awards using the Black-Scholes pricing model. Underlying assumptions used were as follows:

	September 30,
	2014	2013	2012
Expected life (in years)	0.5	0.5	0.5
Expected volatility (range)	37.1% - 50.3%	47.6% - 49.8%	40.4% - 48.4%
Expected dividend	—	—	—
Risk-free interest rate	0.07% - .08%	0.11% - .14%	0.09% - .20%

NOTE 8—INCOME TAXES
The components of loss before income tax expense (benefit) for the years ended September 30, 2014, 2013 and 2012 were as follows:

	September 30,
	2014	2013	2012
	(in thousands)
(Loss) income before income taxes:
Domestic	$(18,871)	$(23,646)	$(3,406)
Foreign	1,137	1,020	2,120
	$(17,734)	$(22,626)	$(1,286)
Income tax expense (benefit) consists of the following for the years ended September 30, 2014, 2013 and 2012:

	September 30,
	2014	2013	2012
	(in thousands)
Income tax expense (benefit):
Current:
Federal	$(27)	$—	$(188)
State	71	54	41
Foreign	312	(758)	1,510
Total current	356	(704)	1,363
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	(15)	156	(1,537)
Total deferred	(15)	156	(1,537)
Total income tax expense (benefit):	$341	$(548)	$(174)
A reconciliation of the income tax expense (benefit) by applying the statutory United States federal income tax rate to loss before income tax expense (benefit) is as follows:

	September 30,
	2014		2013		2012
	$	%	$	%	$	%
	(in thousands, except for percentages)
Federal income tax benefit at statutory rate	$(6,030)	34.0%	$(7,693)	34.0%	$(437)	34.0%
State tax benefit net of federal benefit	(242)	1.4%	(536)	2.4%	(13)	1.0%
Foreign taxes	(68)	0.4%	(1,156)	5.1%	1,102	(85.7)%
Tax credits	—	—%	(438)	1.9%	(1,230)	95.6%
Nondeductible expenses	650	(3.7)%	771	(3.4)%	1,015	(78.9)%
Other	—	—%	87	(0.4)%	(100)	7.9%
Change in valuation allowance	6,131	(34.6)%	7,164	(31.7)%	(1,147)	89.2%
Rate change/other adjustments on deferred taxes	(100)	0.6%	1,253	(5.5)%	636	(49.5)%
Income tax expense (benefit)	$341	(1.9)%	$(548)	2.4%	$(174)	13.6%
Our effective tax rate was (1.9)% for the fiscal year ended September 30, 2014 compared to 2.4% and 13.6% for the comparable periods in the prior years. Our income tax expense (benefit) is primarily impacted by foreign taxes, certain nondeductible interest and share based expenses. The income tax expense (benefit) is also impacted by the release of a portion of the valuation allowances related to certain foreign jurisdictions’ deferred tax assets as such balances were more likely than not realizable within the applicable carryforward period based on our analysis of the available positive and negative evidence.

Deferred tax assets and liabilities are recognized for future tax consequences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Significant deferred tax assets and liabilities, consist of the following:

	September 30,
	2014	2013
	(in thousands)
Deferred Tax Assets:
Net operating loss carryforward	$31,418	$27,110
Research and development tax credits	10,165	10,574
Deferred income	2,724	2,664
Stock based compensation(1)	3,354	12,313
Fixed assets and intangible property	7,293	7,955
Inventories	1,714	2,256
Allowances and reserves	9,436	9,277
Foreign tax credit/AMT credit	88	88
Other	3	11
Total deferred tax assets	66,195	72,248
Deferred Tax Liabilities:
Debt amortization	(11)	(2,065)
Total deferred tax liabilities	(11)	(2,065)
Net deferred income taxes	66,184	70,183
Valuation allowance(1)	(64,788)	(68,802)
Net deferred tax assets	$1,396	$1,381

(1)
The Company identified an overstatement of its previously disclosed deferred tax asset for stock based compensation and the related valuation allowance in the amount of $9.1 million as of September 30, 2013. The Company evaluated the impact of this error in accordance with SAB No. 99 and concluded that it was not material. Further, the Company maintains a full valuation allowance on all of its U.S. and state deferred tax assets, and there was no impact on the Company's financial position and results of operations. As of September 30, 2014 the Company recorded an adjustment of $9.1 million to decrease both the deferred tax asset for stock based compensation and the related valuation allowance. The previously reported amounts have not been revised.

At September 30, 2014, we had approximately $53.9 million, $27.3 million, and $119.2 million of federal, state, and foreign Net Operating Losses (“NOLs”) respectively, that can be used in future tax years. We also have available state research and development tax credit carryforwards of approximately $10.2 million. The federal NOLs and tax credits may be carried forward through 2034; state NOLs may be carried forward through 2034; state tax credits may be carried forward indefinitely; and foreign NOLs have various carryforward provisions in several jurisdictions.
In December 2012, we issued 10.7 million shares of common stock in a public offering which resulted in a Section 382 ownership change. In general, a Section 382 ownership change occurs if there is a cumulative change in our ownership by “5%” shareholders (as defined in the Internal Revenue Code of 1986, as amended) that exceeds 50 percentage points over a rolling three-year period. An ownership change generally affects the rate at which NOLs and potentially other deferred tax assets are permitted to offset future taxable income. Of our federal NOL amount as of September 30, 2014, $25.4 million is subject to an annual Section 382 limitation of $1.4 million due to the December 2012 ownership change. Since we maintain a full valuation allowance on all of our U.S. and state deferred tax assets, the impact of the ownership change on the future realizability of our U.S. and state deferred tax assets did not result in an impact to our provision for income taxes for the year ended September 30, 2014, or on our net deferred tax asset as of September 30, 2014.
In June 2013, we issued an additional 18.7 million shares of common stock in a public offering. Based on a preliminary evaluation we do not believe this offering caused another Section 382 ownership change. As additional relevant information becomes available we will update our evaluation. If an additional ownership change did occur or does occur in the future, our ability to utilize our NOL carryforwards and other deferred tax assets to offset future taxable income may be further limited and the value and recoverability of our NOLs and other deferred tax assets could be further diminished.
We analyzed our need to maintain the valuation allowance against our otherwise recognizable deferred tax assets in the federal, state, and foreign jurisdictions and have recorded a total valuation allowance of $64.8 million of as September 30, 2014, which represents a decrease of $4.0 million from the prior fiscal year. Because we have historically experienced net tax losses, the benefits of which resulted in recognized deferred tax assets, we have placed a $55.0 million valuation allowance against all of our otherwise recognizable deferred tax assets in the federal and state jurisdictions. Furthermore, we have also placed a $9.8 million valuation allowance against most of our deferred tax assets in our foreign jurisdictions as we have concluded that it is more likely than not that the majority of our foreign deferred tax assets will not be realized.
Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The total amount of gross unrecognized tax benefits was approximately $10.3 million as of September 30, 2014 and approximately $10.6 million as of September 30, 2013. The total amount of gross unrecognized tax benefits decreased by $0.3 million, the majority of which related to state research and development tax credits that have not been utilized.
As of September 30, 2014, approximately $0.2 million of the $10.3 million unrecognized tax benefits related to our state tax liability is recorded in accrued expenses and other current liabilities on the consolidated balance sheets. The remaining $10.1 million, which relates to research and development tax credits that have not been utilized, is reflected as a reduction to the deferred tax asset arising from the research and development tax credits. As of September 30, 2013, approximately $0.2 million of the $10.6 million unrecognized tax benefits, related to our state tax liability, was recorded in accrued expenses and other current liabilities on the consolidated balance sheets. The remaining $10.4 million related to research and development tax credits that have not been utilized, was reflected as a reduction to the deferred tax asset arising from the research and development tax credits.
A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

	2014	2013	2012
	(in thousands)
Beginning balance as of September 30:	$(10,615)	$(10,822)	$(10,215)
Gross decreases - tax positions in prior period	290	354	—
Gross increases - current-period tax positions	—	(147)	(47)
Gross increases - tax positions in prior period	—	—	(560)
Ending balance as of September 30:	$(10,325)	$(10,615)	$(10,822)
We recognize accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of operations as income tax expense. As of September 30, 2014, there were no material interest or penalties accrued due to significant net operating losses.
We are subject to taxation in the United States and various state and foreign jurisdictions. The 2010 through 2014 tax years generally remain subject to examination by their respective tax authorities. Effectively, all our tax years in which a tax NOL is carried forward to the present are subject to examination by federal, state and foreign tax authorities. Therefore, we cannot estimate the range of unrecognized tax benefits that may significantly change within the next 12 months.

NOTE 9—SIGNIFICANT CUSTOMERS, CONCENTRATION OF CREDIT RISK AND GEOGRAPHIC INFORMATION
We manage and operate our business through one operating segment.
 Net revenues from customers equal to or greater than 10% of total net revenues is as follows:

	September 30,
	2014	2013	2012
Nu Horizons Electronics**	*	*	13.5%
WPG Holdings**	23.8%	17.7%	10.7%
 __________________________________________________
*Less than 10% of total net revenues for period indicated.
**Distributors
Net revenues by geographic area are as follows:

	September 30,
	2014	2013	2012
	(in thousands)
United States	$25,284	$28,454	$41,559
China, including Hong Kong	31,653	32,545	30,786
Taiwan	23,649	17,430	15,871
Other Asia Pacific	14,258	11,479	15,603
Europe, Middle East and Africa	13,653	13,865	15,664
Total net revenues	$108,497	$103,773	$119,483
Revenues by geographic area are based upon the country of billing. The geographic location of distributors and third-party manufacturing service providers may be different from the geographic location of the ultimate end users.
We believe a substantial portion of the products billed to OEM and third-party manufacturing service providers in the Asia Pacific region are ultimately shipped to end-markets in the United States and Europe.
We also classify our product revenues based on our three product lines: (i) Ethernet switching, (ii) Connectivity and (iii) Transport processing. Product revenues by product lines are as follows:

	September 30,
	2014	2013	2012
	(in thousands)
Ethernet switching	$50,914	$38,675	$32,607
Connectivity	41,017	42,885	52,933
Transport processing	10,820	19,774	24,380
Product revenues	$102,751	$101,334	$109,920
Long-lived assets, which consist of property, plant and equipment, net of accumulated depreciation, are summarized as follows:

	September 30,
	2014	2013
	(in thousands)
Located within the United States	$1,628	$1,615
Located outside the United States	1,230	1,492
	$2,858	$3,107

NOTE 10—RETIREMENT SAVINGS PLAN
We have a qualified retirement plan under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees. Participants in this plan may defer up to the maximum annual amount allowable under IRS regulations. Employee contributions are fully vested and non-forfeitable at all times. Beginning July 1, 2014, contributions by participants to the plan were matched by us and our matching contributions totaled $0.2 million for fiscal year 2014. Employees vest in matching contributions at 25% per year until they become 100% vested after four years of service. In compliance with governing regulations, we made contributions to the retirement savings plans of employees of our foreign subsidiaries in the amount of $0.9 million for fiscal year 2014, $0.8 million for fiscal year 2013, and $0.7 million for fiscal year 2012.
NOTE 11—COMMITMENTS
Operating Leases and Software Licenses
We lease facilities under non-cancellable operating leases. The leases expire at various dates through fiscal year 2018 and frequently include renewal provisions for varying periods of time, provisions which require us to pay taxes, insurance, maintenance costs or provisions for minimum rent increases. Minimum lease payments, including scheduled rent increases, are recognized as rent expenses on a straight-line basis over the applicable lease term. Lease incentives received are recognized as a reduction of rental expense on a straight-line basis over the term of the lease. Rent expense, including common area maintenance expense, under operating leases totaled $3.0 million for fiscal year 2014, $3.5 million for fiscal year 2013, and $3.0 million for fiscal year 2012.
Software license commitments represent non-cancellable licenses of intellectual property from third-parties used in the development of our products.
Future minimum lease payments under non-cancellable operating leases that have remaining non-cancellable lease terms in excess of one year and software licenses are as follows:

	2015	2016	2017	2018	2019	Thereafter	Total
	(in thousands)
Operating leases	$2,002	$651	$169	$60	$—	$—	$2,882
Software licenses	8,084	4,555	4,275	4,175	—	—	21,089
Total	$10,086	$5,206	$4,444	$4,235	$—	$—	$23,971
NOTE 12—CONTINGENCIES
We are involved in legal proceedings in the ordinary course of business, including actions against us which assert or may assert claims or seek to impose fines and penalties in substantial amounts. Related legal defense costs are expensed as incurred.
Patents and Technology Licenses
We have entered into various licensing agreements requiring primarily fixed fee royalty payments. Certain of these agreements contain provisions for the payment of guaranteed or minimum royalty amounts. In the event that we fail to pay any minimum annual royalties, these licenses may automatically be terminated.
Warranties
We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. We generally warrant our products against defects for one year from date of shipment, with certain exceptions in which the warranty period can extend to more than one year based on contractual agreements. Our warranty reserves are established at the time of sale and updated throughout the warranty period based upon numerous factors including historical warranty return rates and expenses over various warranty periods. Historically, our warranty returns have not been material.

Intellectual Property Indemnities
We indemnify certain customers and our contract manufacturers against liability arising from third-party claims of intellectual property rights infringement related to our products. These indemnities appear in development and supply agreements with our customers as well as manufacturing service agreements with our contract manufacturers, are not limited in amount or duration and generally survive the expiration of the contract. Given that the amount of any potential liabilities related to such indemnities cannot be determined until an infringement claim has been made, we are unable to determine the maximum amount of losses that we could incur related to such indemnifications.
Director and Officer Indemnities and Contractual Guarantees
We have entered into indemnification agreements with our directors and executive officers, which require us to indemnify such individuals to the fullest extent permitted by Delaware law. Our indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnifications may be recovered under certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities.
We have also entered into severance and change in control agreements with certain of our executives. These agreements provide for the payment of specific compensation benefits to such executives upon the termination of their employment with us.
Guarantees and Indemnities
In the normal course of business, we are occasionally required to undertake indemnification for which we may be required to make future payments under specific circumstances. We review our exposure under such obligations no less than annually, or more frequently as required. The amount of any potential liabilities related to such obligations cannot be accurately determined until a formal claim is filed. Historically, any such amounts that become payable have not had a material negative effect our business, financial condition or results of operations. We maintain general and product liability insurance which may provide a source of recovery to us in the event of an indemnification claim.
NOTE 13—SUBSEQUENT EVENT
We repaid the outstanding principal of $32.8 million of our 2014 Debentures, plus accrued interest, on October 30, 2014, the maturity date of the debentures.

NOTE 14—QUARTERLY FINANCIAL DATA (UNAUDITED)
The following tables set forth the consolidated statements of operations for each of our last eight quarters. This quarterly information is derived from unaudited interim financial statements and has been prepared on the same basis as the annual consolidated financial statements. The per-share computation for the fiscal year is a separate, annual calculation. Accordingly, the sum of the quarterly per-share amounts does not necessarily equal the annual per-share amount. In management’s opinion, this quarterly information reflects all adjustments necessary for fair presentation of the information for the periods presented. The operating results for any quarter are not indicative of results for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(in thousands)
Fiscal Year 2014:
Net revenues:
Product revenues	$24,863	$24,869	$26,012	$27,007	$102,751
Intellectual property revenues	2,220	723	1,139	1,664	5,746
Net revenues	27,083	25,592	27,151	28,671	108,497
Cost of product revenues	10,676	10,979	12,254	10,571	44,480
Loss from operations	(2,214)	(4,379)	(2,527)	(654)	(9,774)
Net loss	(5,371)	(5,831)	(4,388)	(2,485)	(18,075)

Net loss per share - basic and diluted	$(0.09)	$(0.10)	$(0.07)	$(0.04)	$(0.30)
Weighted average shares outstanding:
Basic and diluted	57,610	58,327	59,965	67,580	60,887

Fiscal Year 2013:
Net revenues:
Product revenues	$23,905	$24,689	$26,285	$26,455	$101,334
Intellectual property revenues	1,822	64	133	420	2,439
Net revenues	25,727	24,753	26,418	26,875	103,773
Cost of product revenues	10,975	11,369	11,666	12,753	46,763
Loss from operations	(3,819)	(3,872)	(4,291)	(3,492)	(15,474)
Net loss	(5,032)	(4,847)	(6,434)	(5,765)	(22,078)

Net loss per share - basic and diluted	$(0.18)	$(0.13)	$(0.17)	$(0.10)	$(0.55)
Weighted average shares outstanding:
Basic and diluted	28,059	37,215	38,630	57,254	40,311

In the first quarter of fiscal year 2014, we recorded a loss on extinguishment of debt of $1.6 million due to the repurchase in November 2013 of $13.7 million principal amount of our 2014 Debentures at 107% of the principal amount thereof.
In the first quarter of fiscal year 2013, we recorded a gain on our compound embedded derivative of $0.8 million related to our 2014 Debentures.

SCHEDULE II-Valuation and Qualifying Accounts

	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions/Write-offs	Balance at End of Year
	(in thousands)
Year ended September 30, 2014
Deducted from accounts receivable:
Allowance for doubtful accounts	$—	$—	$—	$—	$—
Deducted from deferred tax asset
Valuation allowance	68,802	6,287	—	(10,335)	64,754
Year ended September 30, 2013
Deducted from accounts receivable:
Allowance for doubtful accounts	258	(142)	—	(116)	—
Deducted from deferred tax asset
Valuation allowance(1)	102,408	(487)	—	(33,119)	68,802
Year ended September 30, 2012
Deducted from accounts receivable:
Allowance for doubtful accounts	2,212	(1,954)	—	—	258
Deducted from deferred tax asset
Valuation allowance(1)	$92,671	$(1,147)	$—	$10,884	$102,408

(1)
As discussed in Note 8, the Company identified an overstatement of its previously disclosed deferred tax asset for stock based compensation and the related deferred tax asset valuation allowance in the amount of $9.1 million, $9.4 million, and $8.1 million as of September 30, 2013, 2012 and 2011, respectively. The Company evaluated the impact of these errors in accordance with SAB No. 99 and concluded that they were not material. Further, the Company maintains a full valuation allowance on all of its U.S. and state deferred tax assets, and there was no impact on the Company’s financial position and results of operations. As of September 30, 2014 the Company recorded an adjustment of $9.1 million to decrease both the deferred tax asset for stock based compensation and the related valuation allowance. The previously reported amounts have not been revised.